Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial statements of McGrath RentCorp and subsidiaries as of March 31, 2017, and for the three-month periods ended March 31, 2017 and 2016, as indicated in our report dated May 2, 2017; because we did not perform an audit, we expressed no opinion on those statements.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated by reference in Registration Statements on Forms S-8 (File No. 333-74089, effective March 9, 1999, File No. 333-151815, effective June 20, 2008, File No. 333-161128, effective August 6, 2009 and File No. 333-183231, effective August 10, 2012).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Jose, California

May 2, 2017